UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 13, 2012

Date of Report

(Date of earliest event reported)

WSFS Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-16668	22-2866913
(State or other jurisdiction of incorporation)	(SEC Commission File Number)	(IRS Employer Identification Number)

500 Delaware Avenue, Wilmington, Delaware		19801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (302) 792-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

WSFS FINANCIAL CORPORATION

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01	Other Events

On December 13th, we prepaid $125 million of FHLB advances with a remaining average maturity of approximately 16 months, with individual advances ranging between 11 months and 22 months. The average rate on these advances was 2.63%. The mortgage backed securities (MBS) portfolio will be reduced by a similar $125 million in a process which began in December 2012 and is expected to be complete in January 2013. The current yield on these MBS sold and to-be-sold is expected to be approximately 1.85%.

We incurred a prepayment penalty on the FHLB advances of $3.7 million in the fourth quarter of 2012 which was largely offset by expected gains in the fourth quarter from sales of MBS as part of our continuing portfolio risk management (primarily prepayment risk). MBS portfolio management and resulting gains have been undertaken for the past several quarters as a result of the protracted period of historically low interest rates.

We undertook this deleverage strategy to improve our net interest margin and return on assets, while also improving our overall interest rate risk profile and strengthening our capital ratios.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

WSFS FINANCIAL CORPORATION

Date: January 17, 2013	By:	/s/ Stephen A. Fowle
Stephen A. Fowle
Executive Vice President and Chief Financial Officer